Exhibit 12


       Computation in Support of Ratio of Earnings to Fixed Charges
                    For Six Months Ended June 30, 2000


                                                  (Thousands of Dollars)

Earnings:
Net income*                                              $157,851
Plus: Fixed charges (see below)                           111,398
      Income taxes*                                        96,716
      Amortization of capitalized interest                     43
Less: Capitalized interest                                 (2,727)
      Total Earnings                                     $363,281

Fixed Charges:
      Interest on long-term debt                         $ 83,002
      Other interest                                       25,215
      Estimated interest component of rentals               3,181
      Total Fixed Charges                                $111,398

      Ratio of Earnings to Fixed Charges                     3.26

*Net income and income taxes excludes extraordinary charges